The Reader’s Digest Association, Inc.

TERMS AND CONDITIONS

RETENTION RESTRICTED STOCK UNIT AWARD (Fiscal 2007)

The Retention Restricted Stock Unit Award specified in the Grant Letter to which these Terms and Conditions are attached is subject to the provisions of The Reader’s Digest Association, Inc. 2005 Key Employee Long Term Incentive Plan (the “Plan”) and the Terms and Conditions detailed below.

1.
Retention Restricted Stock Unit Award. This Retention Restricted Stock Unit Award represents an unfunded promise by The Reader’s Digest Association, Inc. (“Reader’s Digest”) to deliver to you, upon the lapse of the Restrictions (referred to below), an amount in cash equal to the Fair Market Value (as defined in the Plan) of the number of shares of Reader’s Digest Common Stock, $0.01 par value (“Common Stock”) specified in the Grant Letter (as to each share, a “Restricted Stock Unit”). The granting of the Restricted Stock Units does not involve an actual transfer of property on the date of grant or at any time prior to the lapse of the Restrictions.

2.	Restrictions. The Restricted Stock Units are granted to you subject to the following restrictions (the “Restrictions”).

(a)	Transfer. You may not anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer the Restricted Stock Units.

(b)
Forfeiture. Upon your Termination of Employment (as defined in the Plan) with Reader’s Digest or any of its subsidiaries as designated by the Board of Directors of Reader’s Digest under the Plan (“Designated Subsidiaries”), then except as provided in paragraphs 5(a), 5(b) and 5(c) hereof, any Restricted Stock Units that are still subject to the Restrictions shall be canceled by Reader’s Digest and shall be deemed to have been forfeited by you.

3.
Conditions for Lapse of Restrictions (Vesting) and Payment of Restricted Stock Unit Award. Subject to prior lapse of the Restrictions pursuant to Paragraph 4 hereof, the Restrictions shall lapse with respect to:

(a)	one-half of the Restricted Stock Units after two years from the date of grant, and

(b)	one-half of the Restricted Stock Units after three years from the date of grant.

4.
Change in Control. Notwithstanding Section 13.1 of the Plan, the Restricted Stock Units shall not become vested and exercisable other than pursuant to Paragraphs 2, 3 and 5 upon a Change in Control (as defined in the Plan) unless a Triggering Event (as defined in Paragraph 4(a)) shall occur within the two year period beginning with a Change in Control.

(a)
Triggering Event. For purposes of this Paragraph 4, a “Triggering Event” shall mean (i) the Termination of Employment of a Participant by the Company (or the surviving entity) or a Designated Subsidiary without Cause (as defined in Paragraph 8(e)), (ii) a Termination of Employment by the Participant for Good Reason (as defined in Paragraph 4(b)) or (iii) any failure by the Company (or the surviving entity) to replace this Restricted Stock with restricted stock of equivalent value and terms and conditions as applied immediately prior to the Change in Control (except for equitable adjustments to reflect changes in the Common Stock pursuant to Paragraph 6 below) where the shares of the Company (or the surviving entity) underlying the replacement stock option or stock appreciation right are shares of common stock traded on a national securities exchange or on the over-the-counter market as reported on NASDAQ.

(b)
Good Reason. For purposes of this Paragraph 4, Good Reason shall mean (i) Good Reason, as defined in any change in control program or agreement to which you are a party or participant, (ii) a reduction by the Company or a Designated Subsidiary in your annual base salary or your annual target bonus opportunity under the Company’s annual bonus plans for management employees as in effect immediately prior to the Change in Control; or (iii) your relocation by the Company or a Designated Subsidiary to an office located anywhere other than within 75 miles of your current primary office, except for required travel on Company business to an extent substantially consistent with your business travel obligations prior to the Change in Control.

        (c)           Payment. Any amount required to be paid under this Paragraph 4 shall be paid within 20 days after the date such amount becomes payable.

               (d)          Notwithstanding any provision to the contrary set forth in any prior contract, agreement, plan or policy (including, but not limited to, (a) the provisions of The Reader’s Digest Association, Inc. 2001 Income
                              Continuation Plan for Senior Management and (2) a provision calling for payment by Reader’s Digest of the value of any benefits that cannot be paid under the existing or amended terms of any such contract, agreement, plan or policy), the foregoing provisions of this Paragraph 4 shall provide the exclusive benefits relating to this Restricted Stock Unit Award relating to any Change in Control.

5.            Termination of Employment.

(a)
Total Disability. If your employment by Reader’s Digest or a Designated Subsidiary terminates by reason of a total disability as defined in Reader’s Digest’s Healthcare Program (or an equivalent plan, as determined in the sole discretion of Reader’s Digest), the Restrictions shall lapse upon such Termination of Employment.

(b)	Death. If your employment by Reader’s Digest or a Designated Subsidiary terminates by reason of your death, the Restrictions shall lapse upon your death.

(c)
Involuntary Termination Without Cause or for Good Reason. If your employment by Reader’s Digest or a Designated Subsidiary is terminated by the Company or a Designated Subsidiary without Cause (as defined in Paragraph 8(e) or by you for Good Reason (as defined in Paragraph 4(c), the Restrictions shall lapse upon such Termination of Employment.

(d)
Other Termination. Notwithstanding any provision to the contrary set forth in any prior contract, agreement, plan or policy (including, but not limited to, a provision calling for payment by Reader’s Digest of the value of any benefits that cannot be paid under the existing or amended terms of any such contract, agreement, plan or policy), if your employment with Reader’s Digest and its Designated Subsidiaries terminates for any reason other than total disability or death as provided in (a) and (b) above, respectively, the Restricted Stock Units that are still subject to the Restrictions shall be canceled by Reader’s Digest and shall be deemed to have been forfeited by you.

6.
Adjustments. If there is any change in the Common Stock of Reader’s Digest, the term “Restricted Stock Units” shall include the value (as determined in good faith by the Committee) of any securities and other property that you would have received or become entitled to receive upon lapse of the Restrictions had you been a holder of the shares of Common Stock to which the Restricted Stock Units relate at the effective time of the change, and the Committee shall make any other adjustments, including the payment of the Restricted Stock Units as if the Restrictions had lapsed, as it may determine to be appropriate in accordance with the Plan, such determination to be final and binding.

7.
Tax Withholding. You are responsible for satisfying any tax withholding obligation that is applicable to you, including any U.S., non-U.S. or social insurance tax-withholding obligation. In order to satisfy any such obligation in connection with the lapse of the Restrictions and the vesting of the Restricted Stock Units, Reader’s Digest is authorized to deduct the amount of the tax-withholding obligation from the amount payable to you upon lapse of the Restrictions.

8.	Cancellation and Recovery

(a)	Notwithstanding anything herein to the contrary, the Committee may terminate the Restricted Stock Unit Award immediately if you engage in any Detrimental Activity.

(b)
As a condition of the lapse of Restrictions on this Restricted Stock Unit Award, you shall certify at the time of such vesting, in a manner acceptable to Reader’s Digest, that you are in compliance with the terms and conditions of the Plan and that you have not engaged in, and do not intend to engage in, any Detrimental Activity. In the event you engage in a Detrimental Activity prior to, or during the two (2)-year period (one (1)-year period in the case of subparagraph 8(c)(v) and (vii)) after, your termination of employment with Reader’s Digest and its Designated Subsidiaries, Reader’s Digest shall be entitled to recover from you at any time within two (2) years after such termination of employment, and you shall pay over to Reader’s Digest, the full amount of any payment to you under this Award during the period of two (2) years prior to your termination of employment and the period of two (2) years (one (1) year in the case of subparagraph (c)(iv) after your termination of employment, and Reader’s Digest shall be entitled to set-off against the amount of any such payment any amount owed to you by Reader’s Digest or its affiliates and the Restrictions shall be deemed not to have lapsed after you engage in any Detrimental Activity. Furthermore, if you do not pay over to Reader’s Digest within twenty (20) days of demand any payment due under this subparagraph (b), such amount shall thereafter bear interest at the maximum rate permitted by law and you shall be liable for all of Reader’s Digest's costs of collection, including but not limited to, reasonable legal fees.

(c)
Except in the event that a Change in Control has occurred and your employment with Reader’s Digest and its Designated Subsidiaries has terminated involuntarily without Cause (as defined in Paragraph 8(e) or Good Reason (as defined in Paragraph 4(b)), "Detrimental Activity" means:

(i)
the disclosure to anyone outside Reader’s Digest or its affiliates, or the use in other than Reader’s Digest’s or its affiliate’s business, without written authorization from Reader’s Digest, of any confidential information or proprietary information or trade secrets, relating to the business of Reader’s Digest or its affiliates, acquired by you during employment with Reader’s Digest or its affiliates;

(ii)	activity while employed that results, or if known could result, in termination of your employment that is classified by Reader’s Digest as a termination for Cause;

(iii)
any attempt, directly or indirectly, to solicit, induce or hire (or the identification for solicitation, inducement or hire) any non-clerical employee of Reader’s Digest or its affiliates to be employed by, or to perform services for, you or any person or entity with which you are associated (including, but not limited to, due to your employment by, consultancy for, equity interest in, or creditor relationship with such person or entity) or any person or entity from which you receive direct or indirect compensation or fees as a result of such solicitation, inducement or hire (or the identification for solicitation, inducement or hire) without, in all cases, written authorization from Reader’s Digest;

(iv) any conduct otherwise violating any non-competition or non-solicitation agreement with Reader’s Digest or its affiliates;

(v)           for employees of Reader’s Digest or its affiliates directly engaged in sales activities, soliciting, in direct competition with Reader’s Digest or its affiliates, any account or customer previously solicited by you or your subordinates within the last year of your employment, without written authorization from Reader’s Digest;

(vi)	your Disparagement, or inducement of others to do so, of Reader’s Digest or its affiliates or their past and present officers, directors, employees or products;

(vii)
without written authorization from Reader’s Digest, the rendering of services for organizations and businesses set forth on Exhibit A (which list may be changed or expanded by the Committee at any time on 90 days written notice to you, which notice shall become effective 90 days after the giving of such notice, if you are then employed by Reader’s Digest or any Designated Subsidiary); provided, however, that this subparagraph (vii) shall apply only if you are at the time of the vesting of the Restricted Stock Units or were at any time prior thereto a U.S. Grade 18 or higher level employee or if you have otherwise received an Exhibit A with these Terms and Conditions; or

(viii)	any other conduct or act reasonably determined by the Committee to be significantly injurious, detrimental or prejudicial to any interest of Reader’s Digest or its affiliates.

In the event that a Change in Control has occurred and your employment with Reader’s Digest and its Designated Subsidiaries has terminated involuntarily without Cause (as defined in Paragraph 8(e) or Good Reason (as defined in Paragraph 4(b)), “Detrimental Activity” shall have the meaning stated in subparagraph 8(c)(i), only.

For purposes of subparagraphs 8(c)(i), (iii), (iv), (v) and (vii) above, the Chief Executive Officer, the most senior Human Resources officer and the most senior legal officer of Reader’s Digest shall each have authority to provide you with written authorization to engage in the activities contemplated thereby and no other person shall have authority to provide you with such authorization.

(d)
“Disparagement” includes, without limitation, comments or statements to the press, Reader’s Digest’s or its affiliates’ employees or any individual or entity with whom Reader’s Digest or its affiliates has a business relationship which would adversely affect in any manner: (i) the conduct of the business of Reader’s Digest or its affiliates (including, without limitation, any products or business plans or prospects), or (ii) the business reputation of Reader’s Digest or its affiliates, or any of their products, or their past or present officers, directors or employees.

(e)           For purposes of this Paragraph, “Cause” shall mean insubordination, dishonesty, moral turpitude, other significant misconduct of any kind, conviction of (or pleading guilty or nolo contendere to) a crime, or a significant violation of any rules, policies, procedures or guidelines of Reader’s Digest or its affiliates, or refusal to perform normal duties and responsibilities (for any reason other than illness or incapacity) which, in any case, Reader’s Digest reasonably classifies as a termination for Cause. The determination of whether “Cause” has occurred shall be solely in the discretion of the Chief Executive Officer, with the advice of the most senior Human Resources officer and the most senior legal officer of Reader’s Digest.

9.	Miscellaneous

(a)	The Restricted Stock Unit Award is subject to the detailed provisions of the Plan, a copy of which may be obtained from the Human Resources Department of Reader’s Digest.

(b)
The Restricted Stock Units do not give you any rights as a holder of Common Stock. You will not receive regular quarterly cash dividends or dividend equivalents with respect to the Restricted Stock Units.

(c)	The granting of the Restricted Stock Units does not confer upon you any right to continue in the employ of Reader’s Digest or any of its subsidiaries or affiliates.

(d)
The Restricted Stock Units do not entitle you to any benefit other than the benefits specifically and expressly granted hereunder. The Restricted Stock Units are unfunded and are payable from the general assets of Reader’s Digest. Any benefits granted under the Restricted Stock Units are not part of your ordinary salary for any purpose, including, without limitation, calculating any benefits, severance, redundancy, termination or resignation or similar payments.

(e)	This statement of Terms and Conditions is subject to and qualified by the provisions of the Plan.

(f)	The Committee may amend the Terms and Conditions as necessary or appropriate to comply with applicable laws and regulations.

(g)
The Plan, and the Grant Letter and the Terms and Conditions relating to the Restricted Stock Unit Award shall be governed by the laws of the State of New York, excluding any conflict of laws or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan, the Grant Letter and the Terms and Conditions to the substantive law of another jurisdiction. You are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, County of Westchester, to resolve any and all issues that may arise out of or relate to the Plan, the Grant Letter and the Terms and Conditions.